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Contact: Bill Loughman
         Chief Financial Officer
         404-525-7272


         AirGate PCS, Inc. Announces Redemption of Remaining Outstanding
                13.5% Senior Subordinated Discount Notes due 2009


ATLANTA (October 28, 2004) - AirGate PCS, Inc. (Nasdaq: PCSA), a PCS Affiliate of Sprint, today announced that it has called for redemption all of its remaining outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the "13.5% Notes"). The redemption date for the 13.5% Notes is December 9, 2004. The redemption price will be equal to 106.75% of the principal amount outstanding, plus accrued and unpaid interest. On or prior to the redemption date, the redemption price will be deposited with the trustee under the indenture governing the 13.5% Notes. Consequently, interest shall cease to accrue on the 13.5% Notes on the redemption date.

About AirGate PCS
AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.4 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

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